EXHIBIT 1
AGREEMENT RE JOINT FILING OF SCHEDULE 13D
     Each of the undersigned hereby agrees:
     1. Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D is filed on behalf of each of them; and
     2. Each of them is responsible for the timely filing of such Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
     3. Each of them grants to Robert H. Thomason and Randy H. Thomason and each of them, as attorneys-in-fact, to sign in his or her name and behalf and to file any amendments to the Schedule 13D.

Dated: September 12, 2005	/s/ Robert H. Thomason

ROBERT H. THOMASON

Dated: September 12, 2005	/s/ Mary H. Thomason

MARY H. THOMASON

Dated: September 12, 2005	/s/ Randy H. Thomason

RANDY H. THOMASON

Dated: September 12, 2005	/s/ Jon M. Thomason

JON M. THOMASON

Dated: September 12, 2005	/s/ Heather L. Thomason

HEATHER L. THOMASON

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